Exhibit 10.12

OUTSIDE DIRECTOR FEE SCHEDULE

Annual Board Retainer	-	$80,000
Non-Executive Chairperson of Board of Directors Fee	-	$ 75,000
Specially called meeting fee	-	$ 1,000
Audit and Risk Management Committee
Chair Annual Retainer	-	$ 20,000
Member Annual Retainer	-	$ 10,000
Compensation and Human Capital Committee
Chair Annual Retainer	-	$ 15,000
Member Annual Retainer	-	$ 7,500
Nominating, Governance and Corporate Responsibility Committee
Chair Annual Retainer	-	$ 15,000
Member Annual Retainer	-	$ 7,500

In addition to the fees set forth above, each independent director is granted restricted stock under the 2020 Outside Directors' Stock Award Plan (the "2020 Directors' Plan").  The 2020 Directors' Plan provides each independent director with a grant annually of a number of shares of restricted stock as determined by the board in its discretion.

Under the Company's Deferred Compensation Plan for Directors, an Outside Director may elect to have all or part of director fees credited to a deferred compensation account in the form of units equivalent to shares of the Company's common stock.

Also, independent directors are provided health insurance coverage on the same terms and conditions as home office employees of the Company.   Directors who elect not to participate in the Company’s health insurance plan are paid the estimated cash equivalent for such coverage.